Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including any future amendments) relating to the Class A ordinary shares, par value US$0.001 per share, of Sogou Inc., a company incorporated under the laws of the Cayman Islands. This Joint Filing Agreement shall be included as an Exhibit to such joint filing, and may be executed in any number of counterparts all of which together shall constitute one and the same instrument.

In evidence thereof, each of the undersigned, being duly authorized, hereby execute this Joint Filing Agreement.

Date: August 5, 2020

TENCENT HOLDINGS LIMITED

By:	/s/ Martin Lau
Name: Martin Lau
Title: Authorized Signatory

THL A21 LIMITED

By:	/s/ Martin Lau
Name: Martin Lau
Title: Authorized Signatory